FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Investors contact:	Media contact:
Linda Snyder	Robert Schettino
408/220-8405	408/220-8179
Linda_snyder@hyperion.com	Robert_schettino@hyperion.com

HYPERION / LAWSON PARTNERSHIP TO CONTINUE
AFTER LAWSON’S ACQUISITION OF CLOSEDLOOP

SUNNYVALE, Calif., September 26, 2003 – Hyperion (Nasdaq: HYSL), the global leader in Business Performance Management software, today announced that it expects to continue its partnership with Lawson Software (Nasdaq: LWSN), following Lawson’s acquisition of Closedloop Solutions.

Lawson announced yesterday that it is acquiring Closedloop Solutions, a private enterprise software company with a planning and budgeting product offering some capabilities that compete with Hyperion Planning.

An OEM partner since 1996, Lawson integrates Hyperion Essbase into its analytic solutions and resells Hyperion Planning. License revenues derived from Lawson’s sales of Hyperion Planning were not material to Hyperion in fiscal 2003.

About Hyperion

Hyperion is the global leader in Business Performance Management software that enables companies to translate strategies into plans, monitor execution and provide insight to improve financial and operational performance. More than 6,000 customers worldwide use Hyperion’s Business Performance Management family of packaged and tailored applications and its leading business intelligence platform. Hyperion has a network of more than 330 partners to provide innovative and specialized Business Performance Management solutions and services.

Headquartered in Sunnyvale, California, Hyperion generated annual revenues of $510 million in fiscal 2003. The company employs more than 2,200 people in 20 countries and is represented in 16 additional countries through distributor relationships. Hyperion is traded under the Nasdaq symbol HYSL. For more information, please visit www. hyperion.com, www.hyperion.com/contactus or call 800 286 8000 (U.S. only).

Safe Harbor

This communication contains forward-looking statements that involve risks and uncertainties concerning Hyperion’s expected financial performance, as well as Hyperion’s strategic and operational plans. Actual events or results may differ materially from those described in this communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, Hyperion is dependent upon indirect channel partners; and a change in pricing or marketing could adversely affect Hyperion’s business. More information about potential factors that could affect Hyperion’s business and financial results is included in Hyperion’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other reports filed by Hyperion with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s website at www.sec.gov.